Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-188995, 333-167530, 333-165782, 333-158108, 333-151335, 333-141989, 333-135147, 333-123820 and 333-114051 on Form S-8 and Registration Statement No. 333-202211 on Form S-3 of our report dated March 11, 2015, relating to the consolidated financial statements of Ultra Clean Holdings, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 26, 2014.

/s/ Deloitte & Touche LLP

San Jose, California

March 11, 2015